Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 10th day of June, 2005 (the “Commencement Date”) by and between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and William J. Clifford, an individual residing in Pennsylvania (“Executive”).

WHEREAS, Executive and the Company are party to a certain Employment Agreement, dated as of July 30, 2001 (as amended and extended from time to time, the “Initial Agreement”), the initial term of which terminated on July 30, 2004 and which, by its terms, automatically renewed for an additional one year period; and

WHEREAS, the parties now desire to terminate the Initial Agreement and to enter into a new agreement reflecting, among other things, certain additional covenants and consideration exchanged by the parties, all as more specifically set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Employment.    The Company hereby agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1.    Duties and Responsibilities.    Executive shall serve as Senior Vice President and Chief Financial Officer of the Company. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the President and Chief Operating Officer and the Board of Directors of the Company (the “Board”). Executive’s principal place of employment shall be in Wyomissing, Pennsylvania.

1.2.    Term.    The term of this Agreement shall begin on the date hereof and shall terminate at the close of business on the third anniversary of the Commencement Date (the “Initial Term”), unless earlier terminated in accordance with Section 3 hereof. This Agreement shall automatically renew for additional three-year periods (each, a “Renewal Term” and, together with the Initial Term, the “Employment Term”) unless either party has delivered written notice of non-renewal at least 60 days prior to the start of a Renewal Term or unless earlier terminated in accordance with Section 3 hereof.

1.3.    Extent of Service.    Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from serving on the board of philanthropic organizations, or providing oversight with respect to his personal investments, so long as such service does not materially interfere with Executive’s duties hereunder.

2.    Compensation.    For all services rendered by Executive to the Company, the Company shall compensate Executive as set forth below.

2.1.    Base Salary.    The Company shall pay Executive a base salary (“Base Salary”), commencing on the Commencement Date, at the annual rate of five hundred thousand ($500,000), payable in installments at such times as the Company customarily pays its other senior executives (“Peer Executives”). Executive’s performance and Base Salary shall be reviewed annually. Any increase in Base Salary or other compensation shall be made at the discretion of the Board or the compensation committee of the Board (the “Compensation Committee”).

2.2.    Cash Bonuses.    Executive shall participate in the Company’s incentive compensation plan for senior management as such may be adopted, amended and approved, from time to time, by the Compensation Committee.

2.3.    Equity Compensation.    The Company may grant to Executive options or other equity compensation pursuant to, and subject to the terms and conditions of, the then current equity compensation plan of Penn National Gaming, Inc. The Compensation Committee shall set the amount and terms of such options or other equity compensation.

2.4.    Other Benefits.    Executive shall be entitled to participate in all other employee benefit plans and programs, including, without limitation, health, vacation, retirement, deferred compensation or SERP, made available to other Peer Executives, as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the each plan. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time, as the Company deems appropriate.

2.5.    Vacation, Sick Leave and Holidays.    Executive shall be entitled in each calendar year to four (4) weeks of paid vacation time. Each vacation shall be taken by Executive at such time or times as agreed upon by the Company and Executive, and any portion of Executive’s allowable vacation time not used during the calendar year shall be subject to the Company’s payroll policies regarding carryover vacation. Executive shall be entitled to holiday and sick leave in accordance with the Company’s holiday and other pay for time not worked policies.

2.6.    Reimbursement of Expenses.    Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that authorized from time to time for Peer Executives.

3.    Termination.    Executive’s employment may be terminated prior to the end of the Employment Term in accordance with, and subject to the terms and conditions, set forth below.

3.1.    Termination by the Company.

(a)    Without Cause.    The Company may terminate Executive at any time without Cause (as such term is defined in subsection (b) below) upon delivery of written notice to Executive, which notice shall set forth the effective date of such termination.

(b)    With Cause.    The Company may terminate Executive at any time for Cause effective immediately upon delivery of written notice to Executive. As used herein, the term “Cause” shall mean:

(i)  Executive shall have been convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy;

(ii)  Executive is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where Executive is required to be found qualified, suitable or licensed;

(iii)  Executive materially breaches any material Company policy or any material term hereof, including, without limitation, Sections 4 through 7 and, in each case, fails to cure such breach within 15 days after receipt of written notice thereof; or

(iv)  Executive misappropriates corporate funds as determined in good faith by the Board.

3.2.    Termination by the Executive.    Executive may voluntarily terminate employment for any reason effective upon 60 days’ prior written notice to the Company, unless the Company waives such notice requirement (in which case the Company shall notify Executive in writing as to the effective date of termination).

3.3.    Termination for Death or Disability.    In the event of the death or total disability of Executive, this Agreement shall terminate effective as of the date of Executive’s death or total disability. The term “total disability” shall have the definition set forth in the Company’s Long Term Disability Insurance Policy in effect at the time of such determination.

3.4.    Payments Due Upon Termination.

(a)    Generally.    Upon any termination described in Sections 3.1, 3.2 or 3.3 above, Executive shall be entitled to receive any amounts due for Base Salary earned or expenses incurred through the effective date of termination and any benefits accrued or earned on or prior to such date in accordance with the terms of any applicable benefit plans and programs.

(b)    Certain Circumstances.    In the event the Company terminates Executive’s employment without Cause or due to death or a total disability or in the event that the Company elects not to renew this Agreement, and subject to Executive executing the release attached hereto as Exhibit A, Executive shall be entitled to receive the following in lieu of any other severance:

(i)  Executive shall receive a payment equal to Executive’s monthly Base Salary at the highest rate in effect for Executive during the 24-month period immediately preceding the effective date of termination and Executive’s monthly bonus value (determined by dividing the highest amount of annual cash bonus compensation paid to Executive in respect of either the first or second full calendar year immediately preceding the effective date of termination by twelve) for a period equal to the greater of (1) the number of months remaining in the Employment Term or (2) 24 months (the “Severance Period”).

(ii)  Executive shall continue to receive the health benefits coverage in effect on the effective date of termination (or as the same may be changed from time to time for Peer Executives) for Executive and, if any, Executive’s spouse and dependents for the Severance Period. At the option of the Company, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of obtaining generally comparable coverage for such period.

(iii)  Executive shall continue to serve as a non-officer employee of the Company during the Severance Period and, as such, all options granted to Executive shall continue vesting for such period.

(c)    Payments.    Cash Payments due under this Section 3.4 shall be made as follows: 75% shall be made within 15 days of the effective date of termination and the balance shall be made in accordance with the payroll practices in effect on the date of termination, unless, at the Company’s sole option, the Company elects to make all such payments in a single lump sum. Except as otherwise provided in this Section 3.4, Section 8 or Section 9, no other payments or benefits shall be due under this Agreement to Executive.

3.5.    Notice of Termination.    Any termination of Executive’s employment shall be communicated by a written notice of termination delivered within the time period specified in this Section 3. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

4.    No Conflicts of Interest.    Executive agrees that throughout the period of Executive’s employment hereunder or otherwise, Executive will not perform any activities or services, or accept other employment that would materially interfere with or present a conflict of interest concerning Executive’s employment with the Company. Executive agrees and acknowledges that Executive’s employment by the Company is conditioned upon Executive adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication. Executive represents and warrants that no other contract, agreement or understanding to which Executive is a party or may be subject will be violated by the execution of this Agreement by Executive.

5.    Confidentiality.    Executive recognizes and acknowledges that Executive will have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company (including, but not limited to, information such as business strategies, identity of acquisition or growth targets, marketing plans, customer lists, and other business related information for the Company’s customers). Executive agrees that Executive will not, for any reason or purpose whatsoever, during or after the term of employment, disclose any of such confidential information to any party, and that Executive will keep inviolate and secret all confidential information or knowledge which Executive has access to by virtue of Executive’s employment with the Company, except as otherwise may be necessary in the ordinary course of performing Executive’s duties with the Company.

6.    Non-Competition.

(a)   As used herein, the term “Restriction Period” shall mean a period equal to the greater of (i) the remainder of the Employment Term in effect on the effective date of termination and (ii) the Severance Period, if applicable; provided, however, that, if on or before the Trigger Date, Executive has been terminated for one of the reasons contemplated by Section 3.4(b), Executive may elect to terminate the Restriction Period at any time following the first anniversary of the effective date of termination by delivering written notice to the Company that Executive has made such election and that, in consideration therefore, is waiving the right to receive any continued payments under Section 3.4(b).

(b)   During Executive’s employment by the Company and for the duration of the Restriction Period thereafter, Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which owns or operates a gaming or pari-mutuel facility located within 150 miles of any gaming or pari-mutuel facility owned or operated by the Company or any of its affiliates.

(c)   The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(d)   Executive acknowledges that the covenants contained in Sections 5 through 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the position that Executive will hold within the Company.    Executive further agrees to disclose the existence and terms of such covenants to any employer that Executive works for during the Restriction Period.

7.    Non-Solicitation.    During Executive’s employment by the Company and for a period equal to the greater of the Restriction Period or one year after the effective date of termination, Executive will not, except with the prior written consent of the Company, (i) directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management employee of the Company or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise or (ii) divert or attempt to divert any existing business of the Company or any of its affiliates.

8.    Change of Control.

8.1.    Consideration

(a)    Change of Control.    In the event of a Change of Control (as defined below), Executive shall be entitled to receive a cash payment in an amount equal to the product of three times the sum of (i) the highest annual rate of Base Salary in effect for Executive during the 24-month period immediately preceding the effective date of the Change in Control (the “Trigger Date”) and (ii) the highest amount of annual cash bonus compensation paid to Executive in respect of either the first or second full calendar year immediately preceding the Trigger Date.

(b)    Restrictive Provisions.    As consideration for the foregoing payments, Executive agrees not to challenge the enforceability of any of the restrictions contained in Sections 5, 6 or 7 of this Agreement upon or after the occurrence of a Change of Control. Executive and Company acknowledge that, as additional consideration for the change of control payments, Executive has also agreed to limit Executive’s ability to opt out of the Restriction Period in Section 6(a) to periods prior to the Trigger Date.

8.2.    Payment Terms.    This change of control payment shall be made in two lump sum payments as follows: (i) 75% to Executive on the Trigger Date; and (ii) 25% into a mutually acceptable escrow account on the Trigger Date, payable to Executive on the 90th day following the Trigger Date. Notwithstanding any of the foregoing to the contrary, the payment contemplated by clause (ii) shall be paid immediately upon the occurrence of any of the following: (a) Executive’s employment is terminated by the Company; or (b) Executive terminates employment for Good Reason (as defined below).

8.3.    Certain Other Terms.    In the event payments are being made to Executive under this Section 8, no payments shall be due under Section 3.4(b)(i) of this Agreement with respect to any termination of Executive’s employment following a Change of Control. At the option of the Company, the Company may require Executive to execute the release attached hereto as Exhibit A; provided, however, that this requirement shall not in any way alter the timing of the payments to be made under Section 8.2. The provisions of this Section 8 shall continue to apply to Executive if, during the 24-month period immediately preceding the Trigger Date, the Company terminates Executive’s employment without Cause or due to a total disability or the Company elects not to renew this Agreement; provided, however, that, in such event, any payments due under Section 8 shall be reduced by any prior payments made under Section 3.4(b)(i).

8.4.    Defined Terms.

(a)    Change of Control.    The occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (ii) the election of two (2) or more persons to the Board who do not constitute Continuing Directors; or (iii) the ownership or acquisition by any Person or Group of the power, directly or indirectly, to vote or direct the voting of securities having more than forty percent (40%) of the ordinary voting power for the election of directors of the Company.

(b)    Good Reason.    The occurrence of any of the following events that the Company fails to cure within 10 days after receiving written notice thereof from Executive: (i) assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or inconsistent with Executive’s legal or fiduciary obligations; (ii) any reduction in Executive’s compensation or substantial reduction in Executive’s benefits taken as a whole; (iii) any travel requirements materially greater than Executive’s travel requirements prior to the Change of Control; or (iv) breach of any material term of this Agreement by the Company.

(c)    Continuing Directors.    Any person who, as of the date of determination, either (i) was a member of the Board as of the date of this Agreement or (ii) was nominated for election or elected to the Board with the affirmative vote of a majority of directors comprising the Board or, if applicable, the Nominating Committee of the Board, who were Continuing Directors immediately prior to such nomination or election.

(d)    Group.    Any group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

(e)    Person.    Any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a governmental entity).

9.    Certain Tax Matters.

9.1.    Generally.    In the event Executive becomes entitled to receive the payments (the “Severance Payments”) provided under Section 3 or Section 8 hereof or under any other plan or arrangement providing for payments under circumstances similar to those contemplated by such sections, and if any of the Severance Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to Executive at the time specified for such payments, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive shall be equal to the amount of the Severance Payments after deducting normal and ordinary taxes but not deducting (a) the Excise Tax and (b) any federal, state and local income tax and Excise Tax payable on the payment provided for by this Section 9.

9.2.    Illustration.    For example, if the Severance Payments are $1,000,000 and if Executive is subject to the Excise Tax, then the Gross-Up Payment will be such that Executive will retain an amount of $1,000,000 less only any normal and ordinary taxes on such amount. The Excise Tax and federal, state and local taxes and any Excise Tax on the payment provided by this Section 9 will not be deemed normal and ordinary taxes.

9.3.    Certain Terms.    For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, the following will apply:

(a)   Any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s Compensation Committee and acceptable to Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)   The amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (y) the total amount of the Severance Payments or (z) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a), above); and

(c)   The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay

Federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive on the Trigger Date, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Severance Payments is subsequently determined to be less than the amount taken into account hereunder at the time of determination then, subject to applicable law, appropriate adjustments will be made with respect to the payments hereunder.

9.4.    Fees and Expenses.    The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code or any regulations pertaining thereto to any payment or benefit provided hereunder.

10.    Document Surrender.    Upon the termination of Executive’s employment for any reason, Executive shall immediately surrender and deliver to the Company all documents, correspondence and any other information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into Executive’s possession by any means whatsoever, during the course of employment.

11.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

12.    Jurisdiction.    The parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Wyomissing, Pennsylvania, which shall be the exclusive and only proper forum for adjudicating such a claim.

13.    Notices.    All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Fax: (610) 376-2842

Attention: Chairman

If to Executive, to:

William J. Clifford
c/o Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Fax: (610) 376-2842

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14.    Contents of Agreement; Amendment and Assignment.

14.1. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to thereto, including without limitation, the Initial Agreement which is hereby terminated. This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced.

14.2. Executive may not assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise.

15.    Severability.    If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. In addition, if any court determines that any part of Sections 5, 6 or 7 hereof is unenforceable because of its duration, geographical scope or otherwise, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

16.    Remedies.

16.1. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.

16.2. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

16.3. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Executive and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to the Company.

17.    Construction.    This Agreement is the result of thoughtful negotiations and reflects an arms’ length bargain between two sophisticated parties, each represented by counsel. The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that ambiguities are to be resolved in his or her favor.

18.    Beneficiaries/References.    Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

19.    Withholding.    All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

20.    Regulatory Compliance.    The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

PENN NATIONAL GAMING, INC.

By:	/s/ PETER M. CARLINO
Name: Peter M. Carlino
Title: Chairman and Chief Executive Officer

EXECUTIVE

/s/ WILLIAM J. CLIFFORD
William J. Clifford